Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

3Q2007 RESULTS

$67.4 Million Total Product Revenue : 32% Increase Over 3Q2006

Net Income $14.2 Million : 102% Increase Over 3Q2006

EPS $0.29 : 93% Increase Over 3Q2006

Rifaximin IBS Trial Top-Line Results Statistically Significant

Granulated Mesalamine Trials Top-Line Results Statistically Significant

Balsalazide Tablet NDA Accepted for Filing

Balsalazide Co-Promotion Agreement Announced

Metoclopramide-Zydis® NDA Submitted

OSMOPREP™ Licensed to Mayoly-Spindler for France

RALEIGH, NC, November 6, 2007—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the third quarter ended September 30, 2007.

Total product revenue increased 32% year-over-year to $67.4 million for the third quarter of 2007, compared to $51.2 million for the third quarter of 2006. Total product revenue for the first nine months of 2007 was $193.8 million, a year-over-year increase of 33%. COLAZAL® generated revenue of $31.1 million for the third quarter of 2007 compared to $27.0 million for the third quarter of 2006. COLAZAL generated revenue of $92.4 million for the first nine months of 2007 compared to $73.1 million for the first nine months of 2006. XIFAXAN®

revenue for the third quarter of 2007 was $16.1 million, compared to $15.9 million for the third quarter of 2006. XIFAXAN revenue for the first nine months of 2007 increased 44% compared to the first nine months of 2006. MOVIPREP®, OSMOPREP™ and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $12.1 million for the third quarter of 2007, compared to $6.6 million for the third quarter of 2006. Our bowel cleansing product line contributed $34.6 million in product revenue for the first nine months of 2007 compared to $34.0 million for the first nine months of 2006. Our “other products” category generated revenue of $8.0 million and $19.6 million for the third quarter and first nine months of 2007, respectively; compared to $1.7 million and $6.0 million for the corresponding periods of 2006. The year-over-year increases in “other products” revenue for the third quarter and first nine months of 2007 primarily reflect the contribution of PEPCID® OS which we acquired in February 2007.

Total cost of products sold was $13.1 million for the third quarter and $38.1 million for the first nine months of 2007. Gross margin on total product revenue was 80.6% for the third quarter of 2007 compared to 77.2% for the third quarter of 2006, and 80.3% for the first nine months of 2007, compared to 80.0% for the first nine months of 2006. Research and development expenses were $16.0 million for the third quarter of 2007, compared to $10.3 million for the prior year period. Research and development expenses were $56.8 million for the first nine months of 2007, compared to $32.1 million for the prior year period. Selling, general and administrative expenses were $20.9 million for the third quarter of 2007 and $64.1 million for the first nine months of 2007, compared to $20.7 million and $63.5 million, respectively, for the corresponding periods of 2006. The Company reported net income of $14.2 million, or $0.29 per share, fully diluted, for the third quarter of 2007 which represent year-over-year 102% and 93% increases, respectively, compared to third quarter 2006 net income of $7.0 million and third quarter 2006 EPS of $0.15, fully diluted. For the first nine months of 2007 the Company reported net income of $27.3 million, or $0.56 per share, fully diluted, which represent 55% and 51% increases, respectively, compared to first nine months of 2006 net income of $17.6 million and first nine months of 2006 EPS of $0.37, fully diluted.

Cash, cash equivalents and investments were $70.2 million on September 30, 2007. As of October 31, 2007 cash, cash equivalents and investments were $118 million including the collection of approximately $63 million in accounts receivable.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Product revenue achieved $67.4 million for 3Q07, an all-time high level of performance for a quarter. The tax rate for 3Q07 was 13.4%. These factors combined to yield reported net income of $14.2 million, or $0.29 per share, fully diluted for the quarter. We now believe that total product revenue for the entire year 2007 will be approximately $262 million. We anticipate that the tax rate for 4Q07 will be approximately 13% and the tax rate for the full year will be approximately 14%. Additionally, we now expect R&D expenditures should be approximately 26% of revenue and SG&A expenditures should be approximately 33-34% of revenue for the entire year. Taking these factors into consideration, based upon information currently available, we now believe that we will be able to generate $0.88 in earnings per share, fully diluted, for the year ending December 31, 2007. The projected 2007 EPS of $0.88 represents a 50% increase, on a tax-adjusted basis, compared to 2006 EPS of $0.65.”

“The Company continued to make advances during the third quarter in the commercialization of our existing products, the ongoing development of our product candidates and the acquisition of new products,” stated Carolyn Logan, President and Chief Executive Officer. “Our bowel cleansing products and XIFAXAN continue to demonstrate strong prescription growth trends. We reported last quarter that during April and May 2007 OSMOPREP and MOVIPREP, respectively, achieved record levels of prescriptions written during a single month. I am pleased to report that OSMOPREP and MOVIPREP prescriptions written during August 2007 outpaced these previous record levels by 7% and 8%, respectively. Additionally, we previously reported that during May 2007 XIFAXAN achieved a record high number of prescriptions written during a single month. XIFAXAN prescriptions written during August 2007 outpaced the May level by 3%. COLAZAL prescriptions for the first nine months of 2007 remained stable compared to the first nine months of 2006 – commendable performance in the highly competitive 5-ASA marketplace.

“We also achieved several significant product development milestones during the third quarter. On July 17 the Company submitted an NDA to the U.S. Food and Drug Administration seeking approval to market an 1100 mg tablet formulation of balsalazide disodium designed to reduce pill and dosing burden by decreasing the number and frequency of doses needed to be taken by patients to obtain relief from their ulcerative colitis. We completed the comparator-controlled, multi-center study of balsalazide tablets during the period, and the trial achieved its primary end point of non-inferiority. As planned, these results will be submitted to the FDA in conjunction with the four-month safety update later in November. The application has been accepted for filing and is currently under review. We anticipate receiving a response from the Agency on this NDA by May 16, 2008.

“In September we announced the successful completion and outcome of our 680-patient, multicenter Phase IIb trial to assess the efficacy and safety of rifaximin in the treatment of patients with diarrhea-associated irritable bowel syndrome. This 14-day course of rifaximin, dosed 550 mg twice-a-day, provided statistically significant improvement in both adequate relief of dIBS symptoms as well as adequate relief of IBS-related bloating, compared to placebo. These results provide a solid rationale and basis for further investigation in pursuit of marketing approval. An end-of-Phase II meeting with the FDA has been scheduled for mid December. We continue to anticipate initiating our Phase III trials of rifaximin in the treatment of dIBS during the first quarter of 2008.

“Also during the quarter we announced the successful completion of two Phase III trials to assess the efficacy and safety of our granulated mesalamine for the maintenance of remission in ulcerative colitis patients. In each of these multicenter trials a statistically significantly greater proportion of subjects treated once-a-day with 1.5 grams of granulated mesalamine remained relapse-free over 6 months of treatment than patients dosed with placebo. We currently anticipate submitting an NDA in December 2007 seeking to market granulated mesalamine for the maintenance of remission of ulcerative colitis. Granulated mesalamine is unique in that it combines an enteric pH-dependent coating, which provides for delayed release, and a polymer matrix core, which provides for extended release. We believe this novel, patent-protected granulated formulation of mesalamine, if approved, should improve the convenience of maintenance therapy for ulcerative colitis patients and serve as an important addition to our 5-ASA product portfolio.

“During the second half of October approximately 600 Eisai sales representatives began promoting COLAZAL as a result of our recently announced balsalazide co-promotion agreement. We look forward to the contribution their efforts should make, in the near term, to increase the share of voice in the marketplace for COLAZAL, as well as, in the longer term, to expedite the introduction and growth of our patent-protected balsalazide tablet product, if approved. We believe Eisai’s primary care sales effort should capture additional business that is available outside the scope of our gastroenterologist-focused sales strategy. We expect this strategic agreement should increase product revenue without incurring significant incremental expenses.

“In September Salix acquired the exclusive, worldwide rights to metoclopramide-Zydis®. We are pleased to announce that Wilmington Pharmaceuticals, the licensor, submitted an NDA for the product to the U.S. Food and Drug Administration today. We look forward to the addition, if approved, of this patent-protected, fast-dissolving formulation of metoclopramide to our product portfolio. We believe that our specialized sales force is positioned to effectively commercialize this patient-friendly formulation of this widely-prescribed agent.

“Additionally, in keeping with our strategy to focus on the U.S. market, during the third quarter we announced the licensing of OSMOPREP marketing rights for France to Mayoly-Spindler. We are extremely pleased with our accomplishments during the third quarter of 2007. We intend to continue to build on our successes to expand and commercialize our growing portfolio of innovative products to prevent or treat gastrointestinal disorders and to create exceptional value for our stockholders.”

The Company will host a conference call to discuss the contents of this press release after the close of the U.S. financial markets at 5:00 p.m. ET on Tuesday, November 6, 2007. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (877) 856-1968 (U.S. and Canada) or (719) 325-4760 (international.) A replay of the call will be available beginning at 8:00 p.m. ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 6822764.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them in the United States through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OSMOPREP Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OSMOPREP Tablets.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities such as diuretics or angiotensin converting enzyme (ACE)-inhibitors or in patients with known or suspected hyponatremia. MOVIPREP should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP administration. Vomiting occurred less frequently.

Salix also markets PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Balsalazide tablet, encapsulated mesalamine granules, vapreotide acetate, metoclopramide-Zydis® and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

ANUSOL® is a trademark of Johnson & Johnson

AZASAN® is a trademark of AaiPharma Inc. and AaiPharma LLC

MOVIPREP® is a trademark of Norgine B.V.

PEPCID® and DIURIL® are trademarks of Merck & Co., Inc.

XIFAXAN® is a trademark of Alfa Wassermann Hungary LLC

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	September 30,	September 30,
	2007	2006
	(unaudited)	(unaudited)
Revenues:
Net product revenues	$67,355	$51,208
Revenues from collaborative agreements	12	—

Total revenues	67,367	51,208

Costs and Expenses:
Cost of products sold	13,083	11,672
Fees and costs related to license agreements	200	896
Amortization of product rights and intangible assets	2,271	1,281
Research and development	15,992	10,293
Selling, general and administrative	20,891	20,655

Total costs and expenses	52,437	44,797

Income from operations	14,930	6,411
Interest and other income, net	1,443	818
Income tax expense	2,200	202

Net income	$14,173	$7,027

Net income per share, basic	$0.30	$0.15

Net income per share, diluted	$0.29	$0.15

Weighted average shares outstanding, basic	47,438	46,686

Weighted average shares outstanding, diluted	48,611	48,261

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)

Assets
Cash, cash equivalents and investments	$70,232	$76,465
Accounts receivable, net	71,403	61,730
Inventory, net	16,349	25,123
Other assets	213,476	159,805

Total Assets	$371,460	$323,123

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$62,507	$45,572

Total liabilities	62,507	45,572
Common stock	47	47
Additional paid-in-capital	394,615	390,467
Accumulated deficit	(85,709)	(112,963)

Total stockholders’ equity	308,953	277,551

Total Liabilities and Stockholders’ Equity	$371,460	$323,123

###

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include potential generic and other competition, fluctuation of quarterly results due to timing of wholesaler purchases, risks of regulatory review and clinical trials, management of rapid growth, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

8